EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-49364, No. 333-49372, No. 333-39854, and No. 333-86565) and Form S-3 (No. 333-80043, No. 333-93301, No. 333-32674, No. 333-45868, No. 333-52450, No. 333-75760, No. 333-99059, No. 333-107590, No. 333-115029, No. 333-118397) of Internet Commerce Corporation (the “Company”) of our report dated September 28, 2006 relating to the financial statements of the Company as of, and for the years ended July 31, 2006 and 2005, which appears in this 10-K.

/s/ Tauber & Balser, P.C.

Atlanta, Georgia
October 27, 2006